EXHIBIT 12


                             TXU ENERGY COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                  Year Ended December 31,
                                                        ------------------------------------
                                                         2003           2002         2001(a)
                                                        -------        -------       -------
                                                         Millions of Dollars, Except Ratios
EARNINGS:
     Income from continuing operations before
        extraordinary loss and cumulative effect of
        changes in accounting principles                $   497        $   322       $   577
     Add:  Total federal income taxes                       231            117           242
           Fixed charges (see detail below)                 374            265           277
                                                        -------        -------       -------
                  Total earnings                        $ 1,102        $   704       $ 1,096
                                                        =======        =======       =======

FIXED CHARGES:
     Interest expense, excluding capitalized interest   $   330        $   222       $   236
     Rentals representative of the interest factor           44             43            41
                                                        -------        -------       -------
         Total fixed charges                                374            265           277
                                                        =======        =======       =======


RATIO OF EARNINGS TO FIXED CHARGES                         2.95           2.66          3.96
                                                        =======        =======       =======


(a) Reflects a reclassification of $149 million pretax ($97 million after-tax) of extraordinary loss on extinguishment of debt to Other Deductions and Income
Tax Expense as a result of the implementation of SFAS No. 145.


                                                        For the Periods Ended September 30,
                                                        -----------------------------------
                                                          2004           2003
                                                        -------        -------
                                                        Millions of Dollars, Except Ratios
EARNINGS:
     Income from continuing operations before
        extraordinary loss and cumulative effect of
        changes in accounting principles                $   408        $   439
     Add:  Total federal income taxes                       179            205
           Fixed charges (see detail below)                 299            284
                                                        -------        -------
                  Total earnings                        $   886        $   928
                                                        =======        =======
FIXED CHARGES:
     Interest expense, excluding capitalized interest   $   269        $   251
     Rentals representative of the interest factor           30             33
                                                        -------        -------
         Total fixed charges                                299            284
                                                        =======        =======


RATIO OF EARNINGS TO FIXED CHARGES                         2.96           3.27
                                                        =======        =======
